[Marcum & Kliegman LLP Letterhead]



             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the inclusion in this Registration Statement of Sonoma College, Inc. and Subsidiary on Form SB-2/A, Amendment #7 (File No. 333-120671), of our report dated September 9, 2005 (except as to Note 2, which is dated November 30,
2005) which includes an explanatory paragraph as to the Company's ability to continue as a going concern with respect to our audits of the consolidated financial statements of Sonoma College, Inc. and Subsidiary as of and for the years ended June 30, 2005 and 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.


                                                       /s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
December 9, 2005